Exhibit 99.1

Innodata Reports Fourth Quarter and Fiscal Year 2021 Results

Fourth Quarter Revenue Up by 26% Year-Over-Year

AI-Based Solutions and Industry Platforms Driving Growth

NEW YORK – March 17, 2022 – INNODATA INC. (NASDAQ: INOD) today reported results for the fourth quarter and the year ended December 31, 2021.

•	Revenue for the quarter ended December 31, 2021 was $19.3 million, up 26% year-over-year.

•	Net loss for the quarter ended December 31, 2021 was $1.2 million, or $0.04 per basic and diluted share, compared to a net income of $1.2 million, or $0.05 per basic share and $0.04 per diluted share, in the same period last year.

•	Total revenue for the year ended December 31, 2021 was $69.8 million, up 20% from $58.2 million in 2020.

•	Net loss for the year ended December 31, 2021 was $1.7 million, or $0.06 per basic and diluted share, compared to net income of $0.6 million, or $0.03 per basic share and $0.02 per diluted share, in 2020.

•	Cash and cash equivalents were $18.9 million at December 31, 2021 and $17.6 million at December 31, 2020.

Amounts in this press release have been rounded. All percentages have been calculated using unrounded amounts.

Jack Abuhoff, CEO, said, “Today, we’re pleased to announce fourth quarter revenue growth of 26%, a strong finish to a transformational year in which we have seen increasing momentum from new customer wins and significant customer expansions.

“In 2021 overall, we grew revenues 20%. In 2022, we are targeting an acceleration of revenue growth to 30%. Achieving this goal is subject to the various risks and uncertainties that we refer to in our filings with the SEC. That said, we believe we are seeing solid business momentum and market traction across our markets, including financial services, manufacturing, retail, robotics, and technology.

“Some of our recent wins include:

•	An extension of business with a leading social media platform. We are cautiously optimistic that revenue from this company could approach $10 to $15 million in 2022. With another top social media company, we signed a subscription for our media intelligence platforms and solutions.
•	One of the largest, Fortune 50 semiconductor manufacturers selected us to build fully-trained deep-learning AI models for automated retail and manufacturing solutions. This is an example of end-to-end AI services, from synthetic data creation to model training and model management.
•	An expansion of business with two of the world’s top 5 tech companies supporting core engineering teams in developing AI document classifiers for one company and AI data annotation services for content moderation, intelligent document understanding, and computer vision for the other company.
•	Providing synthetic data services to two of the world’s largest Robotic Process Automation (RPA) companies.
•	Google has authorized Innodata as a Build and Services Partner within its Partner Advantage Program. We have been asked to specifically focus on Google’s 5G/Edge computing initiatives to help Google’s customers accelerate end-to-end AI software and solution development powered by Google’s Cloud Vertex AI products.”

Abuhoff continued, “Based on data received from market conversations with customer prospects, we estimate that three of the above-mentioned companies spend in the aggregate approximately $2 billion annually on AI-enablement services, solutions, and platforms of the type that we now provide or intend to provide later this year.

“To capture this substantial market opportunity, we are increasing our sales and marketing and new product creation budget from $14.5MM in 2021 to approximately $27.5MM in 2022. We believe there will be significant value creation for shareholders from these investments. While these investments will result in a use of some of our cash in 2022, our cash burn is expected to peak in the first quarter of 2022 and decline as our revenue grows in the subsequent quarters. Based upon current expectations, we are budgeting to be cash flow positive by the end of 2022, with significant increases in cash flow expected thereafter. With $19 million of cash and no debt, we expect to fund these investments from our internal resources.”

Abuhoff concluded, “Leveraging trends seen in 2021, we are budgeting a 30% increase in year-over-year revenues in 2022, an acceleration from the 20% growth we achieved in 2021. Longer term, our business plan calls for approximately $200 million in revenues and approximately 30% EBITDA margins by 2025.”

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-800-289-0720	(Domestic)
+1 323-701-0160	(International)

1-888-203-1112	(Domestic Replay)
+1 719-457-0820	(International Replay)

Passcode on both: 6176091

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a leading data engineering company. Prestigious companies across the globe turn to Innodata for help with their biggest data challenges. By combining advanced machine learning and artificial intelligence (ML/AI) technologies, a global workforce of over 4,000 subject matter experts, and a high-security infrastructure, we’re helping usher in the promise of digital data and ubiquitous AI.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as “project,” “believe,” “expect,” “can,” “continue,” “could,” “intend,” “may,” “should,” “will,” “anticipate,” “indicate,” “forecast,” “predict,” “likely,” “goals,” “estimate,” “plan,” “potential,” or the negatives thereof and other similar expressions generally identify forward-looking statements, which speak only as of the date hereof.

These forward-looking statements are based on management’s current expectations, assumptions and estimates and are subject to a number of risks and uncertainties, including without limitation, the expected or potential effects of the novel coronavirus (COVID-19) pandemic and the responses of governments, the general global population, our customers, and the Company thereto; impacts resulting from the rapidly evolving conflict between Russia and the Ukraine; that contracts may be terminated by clients; projected or committed volumes of work may not materialize; continuing Digital Data Solutions segment reliance on project-based work and the primarily at-will nature of such contracts and the ability of these clients to reduce, delay or cancel projects; the likelihood of continued development of the markets, particularly new and emerging markets, that our services support; continuing Digital Data Solutions segment revenue concentration in a limited number of clients; potential inability to replace projects that are completed, canceled or reduced; our dependency on content providers in our Agility segment; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies and businesses that we may acquire; potential impairment of the carrying value of goodwill and other acquired intangible assets of companies and businesses that we acquire; changes in our business or growth strategy; a continued downturn in or depressed market conditions, whether as a result of the COVID-19 pandemic or otherwise; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans that give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growth in existing competitors; various other competitive and technological factors; our use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, client, employee or Company information, or service interruptions; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, uncertainty around the COVID-19 pandemic and the effects of the global response thereto and the risks discussed in Part I, Item 1A. “Risk Factors,” Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other parts of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2021, as updated or amended by our other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur, and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or review any guidance or other forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by the Federal securities laws.

Company Contact

Jessie Schnurr

Innodata Inc.

JSchnurr@innodata.com
(201) 371-8024

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per-share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2021	2020	2021	2020
Revenues:
Services and Solutions	$15,846	$12,338	$56,732	$46,811
SaaS Platforms	3,443	2,955	13,023	11,429
Total	19,289	15,293	69,755	58,240

Direct operating costs	12,316	9,303	44,027	38,350
Foreign exchange (gain) loss	(30)	(114)	(533)	48
	12,286	9,189	43,494	38,398

Gross Profit	7,003	6,104	26,261	19,842
Operating expenses:
Research and development	339	304	1,280	1,279
Selling and marketing	5,894	1,900	15,957	7,737
General and administrative	1,912	2,794	10,675	9,646
	8,145	4,998	27,912	18,662

Income (loss) from operations	(1,142)	1,106	(1,651)	1,180
Interest income (expense), net	126	(22)	108	(135)
Gain from loan forgiveness	-	-	580	-
Income (loss) before provision for income taxes	(1,016)	1,084	(963)	1,045
Provision for income taxes	221	(104)	842	401
Consolidated net income (loss)	(1,237)	1,188	(1,805)	644
Income (loss) attributable to non-controlling interests	(69)	2	(132)	27
Net income (loss) attributable to Innodata Inc. and Subsidiaries	$(1,168)	$1,186	$(1,673)	$617

Income (loss) per share attributable to Innodata Inc. and Subsidiaries:
Basic	$(0.04)	$0.05	$(0.06)	$0.03
Diluted	$(0.04)	$0.04	$(0.06)	$0.02
Weighted average shares outstanding:
Basic	27,135	25,143	26,630	24,607
Diluted	27,135	27,849	26,630	25,573

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$18,902	$17,573
Accounts receivable, net	11,379	10,048
Prepaid expenses and other current assets	3,681	4,240
Total current assets	33,962	31,861
Property and equipment, net	2,947	1,852
Right-of-use asset, net	5,621	6,610
Other assets	2,247	2,563
Deferred income taxes, net	1,950	2,187
Intangibles, net	10,347	10,031
Goodwill	2,143	2,150
Total assets	$59,217	$57,254
LIABILITIES, NON-CONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable, accrued expenses and other	$9,387	$4,925
Accrued salaries, wages and related benefits	6,391	5,719
Income and other taxes	3,213	5,000
Long-term obligations – current portion	1,279	1,712
Operating lease liability - current portion	1,034	990
Total current liabilities	21,304	18,346
Deferred income taxes	15	44
Long-term obligations, net of current portion	6,217	6,282
Operating lease liability, net of current portion	5,276	6,332
Total liabilities	32,812	31,004
Non-controlling interests	(3,522)	(3,390)
STOCKHOLDERS' EQUITY	29,927	29,640
Total liabilities, non-controlling interests and stockholders’ equity	$59,217	$57,254

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW INFORMATION

(Unaudited)

(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Consolidated Net income (loss)	$(1,805)	644
Non-cash expenses:
Depreciation and amortization	2,869	2,266
Gain on loan forgiveness	(580)	-
Stock-based compensation	1,750	913
Deferred income tax	88	(618)
Pension amortization	507	791
Loss on disposal of property and equipment	-	48
Total	4,634	3,400
Changes in assets and liabilities	2,322	1,616
Cash flows from operating activities	$5,151	$5,660
Cash flows from investing activities	$(4,368)	$(1,375)
Cash flows from financing activities	$773	$2,312

INNODATA INC. AND SUBSIDIARIES

CONSOLIDATED REVENUE BY SEGMENT

(Unaudited)

(In thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2021	2020	2021	2020
DDS	$14,571	$11,190	$52,569	$41,983
Synodex	1,275	1,148	4,163	4,828
Agility	3,443	2,955	13,023	11,429
Total Revenue	$19,289	$15,293	$69,755	$58,240